EXHIBIT 3.1(b)

                                                           STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                    DIVISION OF CORPORATIONS
                                                   FILED 09:00 AM 02/03/1992
                                                         920355016 - 2063399

                            CERTIFICATE OF AMENDMENT
                                       OF
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                                 VOCALTECH, INC.
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         Adopted in accordance with the provisions of Section 242 of the
                General Corporation Law of the State of Delaware

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     We,  Richard  Melnick,  President,  and  Richard S.  Kalin,  Secretary,  of
Vocaltech, Inc., a corporation organized and existing under the laws of the State of Delaware, do hereby certify as follows:

         FIRST, that the Certificate of Incorporation of said corporation has been amended as follows:

1. By striking out the whole of ARTICLE FOURTH, subparagraph (a), as it now exists and inserting in lieu and instead thereof a new ARTICLE FOURTH, subparagraph (a), reading as follows:

                               "The maximum number of shares which the
              corporation shall have authority to issue is Five Million Eight Hundred (5,000,800), of which Five Million (5,000,000) shares shall be Common Stock having a par value of $.05 per share ("Common Stock") and Eight Hundred (800) shares shall be series preferred stock having a par value of $.10 per share ("series preferred stock")."

2.  By adding ARTICLE TENTH, reading as follows:

                               "The corporation hereby declares that holders of
              record as of December 2, 1991 of Common Stock, par value $.01 per share, be issued one share of Common Stock, par value $.05 per share, in exchange for each 6.3 shares of Common Stock, par value $.01 per share, held of record by them on December 2, 1991. Any fractional shares resulting from such reverse stock split shall be eliminated and no fractional shares shall be issued."




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         SECOND, that such amendment has been duly adopted in accordance with the provisions of the General Corporation law of the State of Delaware by the written consent of the holders of not less than a majority of the outstanding stock entitled to vote thereon and that written notice of the corporate action has been given to those stockholders who have not consented in writing, all in accordance with the provision of Section 228 of the General Corporation Law of the State of Delaware.



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        IN WITNESS WHEREOF, we have signed this certificate this 31st day of January, 1992


                                                /s/ Richard Melnick
                                            ------------------------------
                                              Richard Melnick, President


                                               /s/ Richard S. Kalin
                                            ------------------------------
                                              Richard S. Kalin, Secretary



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